                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        COMPUTER SCIENCES CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                         COMPUTER SCIENCES CORPORATION

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
[LOGO OF COMPUTER
SCIENCES CORPORATION]  ON AUGUST 10, 1998


                         The Annual Meeting of Stockholders of Computer
                       Sciences Corporation will be held at the Sheraton Gateway Hotel, Los Angeles Airport, 6101 West Century Boulevard, Los Angeles, California 90045, at 2:00 p.m., Pacific Daylight Time, on August 10, 1998 for the following purposes:

                         1. To elect a board of nine directors to serve for
                       the ensuing year and until their successors are elected and qualified;

                         2. To vote upon the approval of the proposed 1998
                       Stock Incentive Plan; and

                         3. To transact such other business as may properly
                       come before the meeting.

                         Only stockholders of record at the close of business
                       on June 19, 1998 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

                         STOCKHOLDERS WHO ARE NOT ABLE TO ATTEND THE MEETING
                       PERSONALLY ARE URGED BY MANAGEMENT TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

                       By Order of the Board of Directors,

                       /s/ Hayward D. Fisk

                       Hayward D. Fisk
                       Vice President, General Counsel and Secretary

                       El Segundo, California
                       July 2, 1998

                         COMPUTER SCIENCES CORPORATION
                            2100 East Grand Avenue
                         El Segundo, California 90245
                                (310) 615-0311

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The Annual Meeting of Stockholders of Computer Sciences Corporation ("CSC" or the "Company") will be held at the Sheraton Gateway Hotel, Los Angeles Airport, 6101 West Century Boulevard, Los Angeles, California 90045, at 2:00 p.m., Pacific Daylight Time, on August 10, 1998 for the following purposes:

    1. To elect a board of nine directors to serve for the ensuing year and until their successors are elected and qualified;

    2. To vote upon the approval of the proposed 1998 Stock Incentive Plan;
  and

    3. To transact such other business as may properly come before the meeting.

  The approximate date of mailing the proxy material is July 2, 1998.

                            SOLICITATION OF PROXIES

  This Proxy Statement is furnished to stockholders of the Company in connection with the solicitation of proxies for use at the Annual Meeting. This solicitation is made by the Board of Directors of the Company and the cost of solicitation will be borne by the Company. Solicitation other than by mail may be made personally, by telephone or by facsimile, by regularly employed officers and employees of the Company who will not be additionally compensated therefor. The Company will request persons holding stock in their names for others, such as trustees, brokers and nominees, to forward proxy material to their principals and request authority for the execution of the proxy and will reimburse such persons for their expenses in so doing. In addition, the Company has engaged the services of Morrow & Co., Inc. with respect to proxy soliciting matters at an expected cost to the Company of approximately $8,000, not including incidental expenses.

  The Annual Report of the Company for the fiscal year ended April 3, 1998 is being mailed to stockholders under the same cover as this Proxy Statement.

  You are requested to complete, date, sign and return the enclosed proxy to ensure that your shares will be voted. All shares of CSC Common Stock represented by properly executed proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. IF NO SUCH INSTRUCTIONS ARE INDICATED, SUCH SHARES OF CSC COMMON STOCK WILL BE VOTED IN FAVOR OF THE PROPOSED 1998 STOCK INCENTIVE PLAN AND THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS. The Company does not know of any matters other than as described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matter or matters are properly presented for action at the Annual Meeting, the proxy holders named in the enclosed proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld.

  A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of the Company, by signing and returning a proxy bearing a later date or by voting in person at the Annual Meeting. Mere attendance at the Annual Meeting, however, will not in and of itself have the effect of revoking the proxy.

                                 VOTING RIGHTS

  Only stockholders of record at the close of business on June 19, 1998 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The issued and outstanding capital stock of the Company at that date consisted of 157,621,295 shares of Common Stock.

  The presence in person or by properly executed proxy of the holders of a majority of the outstanding shares of CSC Common Stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be treated as shares which are present for purposes of determining the existence of a quorum, but which are not present for purposes of determining whether a proposal has been approved. The term "broker non-vote" refers to shares held by a broker in street name which are present by proxy, but which are not voted on a matter pursuant to rules prohibiting brokers from voting on non-routine matters, such as the approval of the 1998 Stock Incentive Plan, without instructions from the beneficial owner of the shares. The election of directors is a routine matter upon which a broker may, in the absence of instructions from the beneficial owner, exercise his or her discretion in voting the shares.

  Holders of CSC Common Stock are entitled to one vote for each share, except that stockholders and any proxy holders for such stockholders are entitled to exercise the right to cumulative voting for the election of directors. In order to exercise the right of cumulative voting, one or more of the stockholders requesting cumulative voting must give notice before the vote to the President or Secretary of the Company that the stockholder desires that the voting for the election of directors be cumulative.

  Under cumulative voting, each stockholder may give one nominee the number of votes equal to the number of directors to be elected multiplied by the number of shares held by the voting stockholder, or the individual stockholder can distribute his or her votes among as many nominees as such stockholder deems appropriate. The nominees (up to the number to be elected) receiving the highest number of votes will be declared elected. If the right to cumulative voting is exercised, the proxy holders named in the enclosed proxy and acting thereunder will have the discretion to cumulate votes in any manner, and to vote for less than all of the nominees indicated on any such duly executed proxy, in order to elect the maximum number of the nominees set forth in ITEM I below.

  The approval of the proposed 1998 Stock Incentive Plan described in ITEM 2 below requires the affirmative vote of a majority of the total votes cast thereon, provided that the total votes cast thereon represent a majority of the outstanding shares of CSC Common Stock.

                                  STOCK SPLIT

  On February 2, 1998, the Company's Board of Directors declared a 2-for-1 stock split of CSC Common Stock in the form of a 100% stock dividend. The dividend of one share for each outstanding share was paid on March 23, 1998 to holders of record of CSC Common Stock as of the close of business on March 2, 1998.

  Unless otherwise indicated, all information in this Proxy Statement regarding CSC Common Stock, and stock options and restricted stock units with respect thereto, has been adjusted to reflect the effect of this stock split.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  The following table sets forth information regarding beneficial ownership of CSC Common Stock as of June 19, 1998 by (i) each person or group known by the Company to own beneficially more than 5% of the outstanding CSC Common Stock,
(ii) each of the five executive officers of the Company named in the Summary Compensation Table on page 9, (iii) each of the directors of the Company and
(iv) all executive officers and directors of the Company, as a group. Unless otherwise indicated, each such person or group has sole voting and investment power with respect to all shares beneficially owned.

       NAME AND ADDRESS        NUMBER OF SHARES                  PERCENT
   OF BENEFICIAL OWNER(/1/)   BENEFICIALLY OWNED                 OF CLASS
   ------------------------   ------------------                 --------
   DST Systems Inc. ........      8,649,142(/2/)                   5.5%(/2/)
    1055 Broadway
    Kansas City, Missouri
     64105
   Van B. Honeycutt.........        576,657(/3/)                       (/3/)(/4/)
   Ronald W. Mackintosh.....        176,000(/3/)                       (/3/)(/4/)
   Thomas R. Madison, Jr. ..        104,330(/3/)                       (/3/)(/4/)
   Leon J. Level............        169,333(/3/)                       (/3/)(/4/)
   Milton E. Cooper.........        235,262(/3/)                       (/3/)(/4/)
   Irving W. Bailey, II.....          6,384(/5/)                       (/4/)
   William R. Hoover........        489,810(/6/)                       (/4/)
   Richard C. Lawton........          3,000(/7/)                       (/4/)
   Thomas A. McDonnell......         16,348(/3/)(/5/)(/8/)             (/3/)(/4/)
   F. Warren McFarlan.......          8,542(/5/)                       (/4/)
   James R. Mellor..........          5,496(/5/)                       (/4/)
   William P. Rutledge......            948(/5/)                       (/4/)
   All executive officers
    and directors of the
    Company, as a group
    (19 persons)............      2,022,696(/3/)(/5/)(/8/)(/9/)    1.3%(/3/)(/5/)

---------------------
(/1/) Unless otherwise indicated, the address of each person or group is c/o Computer Sciences Corporation, 2100 East Grand Avenue, El Segundo, California 90245.

(/2/) This information, which is not within the direct knowledge of the Company, has been derived from a Schedule 13D filed with the Securities and Exchange Commission on August 12, 1996.

(/3/) With respect to Messrs. Honeycutt, Mackintosh, Madison, Level, Cooper, McDonnell and all executive officers and directors as a group, includes 500,887, 134,000, 102,000, 146,800, 218,000, 15,800 and 1,279,005 shares of CSC Common Stock, respectively, subject to options which were outstanding on June 19, 1998 and which will be exercisable within 60 days thereafter. These shares have been deemed to be outstanding in computing the Percent of Class.

       With respect to Messrs. Honeycutt, Mackintosh, Madison, Level, Cooper and all executive officers and directors as a group, includes 5,870, 0, 330, 1,857, 2,262, and 15,827 shares of CSC Common Stock, respectively, which are held for the accounts of such persons under the Company's Matched Asset Plan and with respect to which such persons had the right, as of June 19, 1998, to give voting instructions to the Committee administering the Plan.

(/4/)  Less than 1%.

(/5/) With respect to Messrs. Bailey, McDonnell, McFarlan, Mellor and Rutledge, includes 2,384, 548, 3,742, 4,296 and 548 shares of CSC Common Stock, respectively, which shares are subject to restricted stock units that were outstanding on June 19, 1998, and which shares would, pursuant to such restricted stock units, be distributed to such directors if their directorships were to terminate prior to August 18, 1998. These shares have been deemed to be outstanding in computing the Percent of Class.

(/6/) Mr. Hoover and his wife share voting and investment power with respect to all of such shares.

(/7/) Mr. Lawton and his wife share voting and investment power with respect to all of such shares.

(/8/) Does not include the 8,649,142 shares of CSC Common Stock indicated above as beneficially owned by DST Systems, Inc., of which Mr. McDonnell is President, Chief Executive Officer and a director.

(/9/) Of such 2,022,696 shares of CSC Common Stock, the executive officers and directors, as a group, have sole voting and investment power with respect to 1,514,636 shares, and shared voting and investment power with respect to 508,060 shares.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

  The Board of Directors consists of nine directors, each of whom will stand for reelection at the Annual Meeting. One of such directors, Richard C. Lawton, reached mandatory retirement age in June 1998. The Company has not yet concluded its search for Mr. Lawton's successor, however. Consequently, on May 4, 1998 the Board of Directors amended the mandatory retirement provisions of the Bylaws, as described below, to permit a director of the Company to continue to serve as a director for a period of up to one year after reaching mandatory retirement age if the Board determines that such continuation is in the best interests of the Company. The Board has determined that it is in the best interests of CSC for Mr. Lawton to continue to serve as a director until June 15, 1999. The Board expects to elect a successor director prior to that date.

  Subject to the foregoing, each of the nine directors to be elected at the Annual Meeting will hold office for the ensuing year and until his or her successor is elected and qualified. It is intended that the accompanying proxy, if furnished, will be voted for the election to the Board of Directors of the nine nominees named below.

  The following information with respect to each person nominated for election as a director has been furnished to the Company by the nominees as of June 19, 1998.

                                                                       DIRECTOR
        NAME                       BUSINESS EXPERIENCE(/1/)             SINCE
        ----                       ------------------------            --------
 Irving W. Bailey, II.... President, Bailey Capital Corporation.         1992
                           Former Chairman and Chief Executive
                           Officer of Providian Corporation. Age 57.
 Van B. Honeycutt........ Chairman, President and Chief Executive        1993
                           Officer of the Company. Prior thereto,
                           President and Chief Operating Officer of
                           the Company. Director of Beckman Coulter,
                           Inc. Age 53.
 William R. Hoover....... Chairman of the Executive Committee of the     1968
                           Board of Directors of the Company. Former
                           Chairman, President and Chief Executive
                           Officer of the Company. Director of
                           Merrill Lynch & Co., Inc., Storage
                           Technology Corporation, Eltron
                           International, Inc. and Rofin-Sinar
                           Technologies Inc. Age 68.
 Richard C. Lawton....... President and Chief Executive Officer of       1986
                           Chandler's Palos Verdes Sand & Gravel
                           Company. Former President of Transmix
                           Corporation. Age 72.
 Leon J. Level........... Vice President, Chief Financial Officer        1989
                           and Director of the Company. Age 57.
 Thomas A. McDonnell..... President, Chief Executive Officer and         1997
                           Director of DST Systems, Inc. Director of
                           Euronet Services, Inc., Informix
                           Software, Inc., BHA Group, Inc., Cerner
                           Corporation and Janus Capital
                           Corporation. Age 52.
 F. Warren McFarlan...... Senior Associate Dean, Director of             1989
                           External Relations and Albert H. Gordon
                           Professor of Business Administration,
                           Graduate School of Business
                           Administration, Harvard University.
                           Director of Providian Financial
                           Corporation and Pioneer Hi-Bred
                           International, Inc. Age 60.
 James R. Mellor......... Former Chairman and Chief Executive            1992
                           Officer of General Dynamics Corporation.
                           Director of General Dynamics Corporation,
                           Bergen Brunswig Corporation, Pinkerton's,
                           Inc. and United States Surgical
                           Corporation. Age 68.
 William P. Rutledge..... Former President, Chief Executive Officer      1997
                           and Director of Allegheny Teledyne
                           Incorporated. Director of First Federal
                           Bank. Age 56.

---------------------
(/1/) Represents the nominee's principal occupation during the past five years and current directorships of publicly held companies and registered investment companies.

  No nominee for director beneficially owns 1% or more of the outstanding shares of the Company. See note 8 on page 3 above, however.

  Article III, Section 15 of the Bylaws provides that a director shall not serve beyond, and shall automatically retire at, the close of the first meeting of the Board of Directors held during the month in which such director shall become age 70; provided, however, that any person who was a director on December 6, 1996 and who was age 65 or older on such date may serve until, but shall automatically retire at, the close of the first meeting of the Board of Directors held during the month in which such director shall become age 72. If no meeting of the Board of Directors is held during such month, the director shall automatically retire as of the last day of such month. Notwithstanding the foregoing, if the Board of Directors shall determine that it is in the best interests of the Company and its stockholders for a person to continue to serve as a director for a period of time not exceeding one year after the date upon which Article III, Section 15 would otherwise require such person to retire, then such person shall not be so required to retire until the end of such period of time.

  At the previous election of directors held at the Annual Meeting of Stockholders on August 11, 1997, approximately 85% of the outstanding shares eligible to vote were represented either in person or by proxy. More than 98% of the shares present and voting at the 1997 Annual Meeting of Stockholders voted for the director nominees.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

  During the fiscal year ended April 3, 1998, the Board of Directors held nine meetings. The incumbent directors, while serving during the last fiscal year, attended 96% of the meetings of the Board of Directors and all of the meetings held by all committees of the Board on which they served.

  Among the standing committees of the Board of Directors of the Company are the Audit Committee, Compensation Committee and Executive Committee. The Board of Directors does not have a Nominating Committee.

  Messrs. Lawton (Chairman), McDonnell and McFarlan serve as the members of the Audit Committee, which during the last fiscal year held three meetings. The principal duties and responsibilities of the Audit Committee are to recommend to the Board the accounting firm to be engaged as the Company's independent auditors and the terms of its engagement, and to meet with the Company's independent and internal auditors to review the scope of their audits and audit findings. None of the members of the Audit Committee is, or has ever been, an employee of the Company or any of its subsidiaries.

  Messrs. Mellor (Chairman), Bailey and Rutledge serve as the members of the Compensation Committee, whose principal function is to determine the compensation of the executive officers, and to administer the Company's stock incentive plans. During, the last fiscal year, the Compensation Committee held four meetings. None of the members of the Compensation Committee is, or has ever been, an employee of the Company or any of its subsidiaries.

  Messrs. Hoover (Chairman), Honeycutt and Level serve as members of the Executive Committee which, within the limits of authority delegated by the full Board of Directors of the Company pursuant to standing and specific resolutions of the Board, acts on behalf of the Board. During the last fiscal year, the Executive Committee held 20 meetings.

COMPENSATION OF DIRECTORS

 Cash Compensation

  Each of the seven directors who is not an employee of the Company or any of its subsidiaries receives an annual retainer of $34,000 per year, and a meeting fee of $1,000 for each day of attendance, in person or telephonically, at a regularly scheduled Board meeting, and for each day of attendance in person at a special Board meeting. Each such director who is a member of the Audit Committee or Compensation Committee receives an additional $5,000 per year.

 Retirement Benefits

  Each of the six directors who is not, and has never been, an employee of the Company or any of its subsidiaries (a "Nonemployee Director") will receive retirement benefits upon termination of service as a director. Mr. Lawton will receive benefits pursuant to the 1990 Nonemployee Director Retirement Plan (the "Retirement Plan"), and Messrs. Bailey, McDonnell, McFarlan, Mellor and Rutledge will receive benefits pursuant to the 1997 Nonemployee Director Stock Incentive Plan (the "Stock Incentive Plan").

  Retirement Plan. Pursuant to the Retirement Plan, Mr. Lawton is entitled to receive an annual cash payment equal to the sum of (i) the annual retainer for Nonemployee Directors in effect as of the date of his retirement from the Board of Directors, plus (ii) the daily Board meeting fee in effect as of such date multiplied by the number of regularly scheduled Board meetings held during the year ending on such date. These benefits will commence upon the date of his retirement and continue for ten years or until his death, if later. If Mr. Lawton were to die prior to the payment of benefits for ten years, the remaining benefits would be paid to his beneficiary.

  Restricted Stock Units. Pursuant to the Stock Incentive Plan, the Board of Directors has awarded restricted stock units ("RSUs") to Messrs. Bailey, McFarlan, Mellor, McDonnell and Rutledge. When a holder of RSUs ceases to be a director of the Company, the RSUs are automatically redeemed for shares of CSC Common Stock and dividend equivalents with respect to such shares. At the holder's election, which must be made within 30 days after the date of the award, the RSUs may be redeemed (i) as an entirety, upon the day the holder ceases to be a director, or (ii) in substantially equal amounts upon the first five, ten or fifteen anniversaries of such day.

  There are two types of RSUs: (i) those awarded in lieu of vested retirement benefits under the Retirement Plan ("Accrued Benefit RSUs"); and (ii) those awarded as a form of future retirement benefits ("Future Benefit RSUs"). When a holder of Accrued Benefit RSUs ceases to be a director of the Company, the number of shares of CSC Common Stock to be delivered by the Company upon redemption of the RSUs is equal to the number of such RSUs awarded. When a holder of Future Benefit RSUs ceases to be a director, the number of shares to be delivered upon redemption is equal to 20% of the number of such RSUs awarded, multiplied by the number of full years (but not in excess of five) that the holder served as a director after the date of award.

  On August 11, 1997, Messrs. Bailey, McFarlan, Mellor received awards of 1,836, 3,194, and 3,748 Accrued Benefit RSUs, respectively, as a replacement for their vested benefits under the Retirement Plan. On the same day, Messrs. Bailey, McFarlan, Mellor, McDonnell and Rutledge each received an award of 2,742 Future Benefit RSUs.

                            EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE ON ANNUAL COMPENSATION OF EXECUTIVE OFFICERS

 General

  The Company's executive compensation program is designed to provide competitive levels of cash compensation and long-term incentives based on the Company's performance, and includes base salary, annual cash incentive awards and stock option grants. In addition, the Company has adopted various employee benefit plans, including retirement plans, health plans, insurance plans and others, in which executive officers are eligible to participate.

  Executive compensation levels and the mix of pay components (base salary and short-term and long-term incentives) are determined by the Compensation Committee. An executive's base salary and stock option awards are based primarily upon his or her position and long-term contribution to the Company. The annual cash incentive award is based primarily upon the performance of the executive's business unit compared to prior year performance and established annual goals. Performance factors include revenue, operating margin, net income and cash flow, as well as specific individual achievements. The Compensation Committee also considers qualitative factors such as experience and length of service with the Company in determining compensation amounts.

  In addition, the Compensation Committee considers executive compensation data from comparable companies. CSC retained Hewitt Associates, a recognized international compensation consulting firm, to conduct a study of executive compensation at 17 publicly-held and 2 privately-owned companies reflecting the Company's business mix, primarily in the information technology and services industries. The annual revenues of the companies in this comparator group ranged from $1-14 billion. The study covered each of the pay components and included regression analysis on the 50th and 75th percentile pay levels.

  The Company's executive compensation program takes into account any potential limitations on the deductibility of compensation in excess of $1,000,000 per year imposed by Internal Revenue Code Section 162(m), but does not require that all compensation qualify for exemption from such limitation. The Company will deduct all compensation paid to executive officers for fiscal year 1998.

  The Compensation Committee believes that the Company's executive compensation program allows the Company to attract and retain outstanding executives in the information technology field and is well structured to align management's and stockholders' interest in the enhancement of stockholder value through stock ownership programs and incentive programs based on performance and stock value.

 Relationship of Company Performance to Executive Compensation

  Fiscal year 1998 compensation was determined on an individual basis in accordance with the foregoing policies and programs. The Company's performance exceeded substantially all of its financial goals. Fiscal year 1998 revenue was $6.6 billion, representing growth of 17.5% over the prior fiscal year; operating margin was 7.8%, compared to 7.6%; net income was $273 million, representing growth of 19.7% (before the effect of special items); and free cash flow was $75 million, up 39.0%. These results were considered strong and compared quite favorably to the results of the Company's comparator group.

 Fiscal Year 1998 Stock Option Grants

  The Company granted stock options to various executive officers during fiscal year 1998, including each of the five Named Executive Officers, as shown in the Options Granted in Last Fiscal Year table on page 10.

 Chief Executive Officer Compensation

  Mr. Honeycutt's base salary for fiscal year 1998 reflected an increase of $171,403, or 24.0%, over his base salary for fiscal year 1997. In determining Mr. Honeycutt's base salary for fiscal year 1998, the Committee compared his base salary to the base salaries of chief executive officers at the comparator companies. The Committee also considered the Company's financial performance for fiscal year 1997, Mr. Honeycutt's individual performance during that year and his long-term contributions to the success of the Company. During fiscal year 1997, revenue growth of 18.5%, operating margin of 7.6%, net income growth of 33.0% (before the effect of special items) and free cash flow of approximately $54 million (before restatement of fiscal year 1996 to reflect an acquisition accounted for as a pooling of interests) were considered strong results.

  For fiscal year 1998, Mr. Honeycutt received an award of 200,000 stock options, and an annual cash incentive award of $900,000. These pay components reflect the fact that the Company exceeded its fiscal year 1998 goals (before the effect of special items) with respect to revenue, net income and EPS growth.

  As of June 19, 1998, Mr. Honeycutt had options to purchase an aggregate of 1,018,726 shares of CSC Common Stock and beneficially owned 576,657 shares of CSC Common Stock, including 500,887 shares underlying options which will be exercisable on or prior to August 18, 1998.

 Conclusion

  The Committee believes that this executive compensation program serves the interests of stockholders and the Company effectively. The various pay vehicles offered are appropriately balanced to motivate executives to contribute to the Company's overall future successes, thereby enhancing the value of the Company for the stockholders.

  We will continue to address the effectiveness of the Company's total compensation program to meet the needs of the Company and serve the interests of its stockholders.

                                          James R. Mellor
                                          Irving W. Bailey, II
                                          William P. Rutledge

SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for services rendered to the Company in all capacities during the fiscal years ended April 3, 1998, March 28, 1997 and March 29, 1996.

                                       ANNUAL              LONG-TERM
                                    COMPENSATION          COMPENSATION
                               ----------------------     ------------        ALL OTHER
NAME AND PRINCIPAL             SALARY(/1/) BONUS(/2/)     OPTIONS(/3/)    COMPENSATION(/4/)
POSITION                  YEAR     ($)        ($)             (#)                ($)
------------------        ---- ----------- ----------     ------------    -----------------
Van B. Honeycutt........  1998   903,058    900,000         200,000             7,825
 Chairman, President and  1997   714,616    652,500          50,000             2,492
 Chief Executive Officer  1996   625,000           (/5/)     23,516(/5/)        1,548
Ronald W. Mackintosh....  1998   450,909    375,037          40,000            51,421
 Corporate Vice
  President and           1997   376,193    272,541          30,000            31,866
 President, European
  Group                   1996   335,607    236,633          20,000            31,473
Thomas R. Madison, Jr. .  1998   457,954    317,240          30,000             5,008
 Corporate Vice
  President and           1997   409,404    288,400          30,000             4,439
 President, Financial
  Services Group          1996   379,231    269,500          20,000             2,492
Leon J. Level...........  1998   387,054    267,000          30,000             3,498
 Corporate Vice
  President and           1997   361,637    217,980          20,000             3,185
 Chief Financial Officer  1996   343,789    173,000          10,000             2,343
Milton E. Cooper........  1998   381,644    239,000          40,000             4,090
 Corporate Vice
  President and           1997   326,827    231,000          30,000             4,115
 President, Federal
  Sector                  1996   295,173    207,900          20,000             2,327

---------------------
(/1/) The amounts shown reflect all salary earned during the covered fiscal year.
(/2/) Bonuses earned during any fiscal year are determined and paid in the following fiscal year pursuant to the Annual Incentive Plan. Payment of such bonuses may be deferred by Messrs. Honeycutt, Madison, Level and Cooper pursuant to the Deferred Compensation Plan, or by Mr. Mackintosh pursuant to the European Capital Accumulation Plan. The amounts shown reflect all bonuses earned during the covered fiscal year, whether or not payment thereof was deferred.
(/3/) The amounts shown reflect the aggregate number of shares underlying stock options granted during the covered fiscal year. All amounts have been adjusted to reflect the effect of the 2-for-1 stock split in the form of a 100% stock dividend paid on March 23, 1998.
(/4/) The amounts shown for Messrs. Honeycutt, Madison, Level, and Cooper for fiscal years 1998 and 1997 include preferential interest (that portion of interest that is considered to be at above-market rates pursuant to the rules of the Securities and Exchange Commission) accrued under the Deferred Compensation Plan as follows: (a) fiscal year 1998--$5,001, $2,465, $1,025 and $1,492, respectively; and (b) fiscal year 1997--$0,
       $2,245, $865 and $1,732, respectively.

       The balance of the amounts shown reflect contributions by the Company to U.S. and U.K. defined contribution plans. Messrs. Honeycutt, Madison, Level and Cooper participate in a U.S. defined contribution plan that provides for a Company contribution equal to 50% of the first 3% of base salary (not in excess of the maximum base salary specified in the Internal Revenue Code--$160,000 for calendar year 1998) contributed by the employee. Messrs. Honeycutt, Madison, Level and Cooper also participate in defined benefit plans. See "Defined Benefit Plans" on page
       11. Mr. Mackintosh, who does not participate in a defined benefit plan, participates in a U.K. defined contribution plan that provides for a Company contribution equal to 100% of the first 8% of pensionable salary (base salary plus an allowance for bonus) contributed by the employee. In fiscal years 1998, 1997 and 1996, the Company's contribution was equal to 7%, 5.5% and 5.5%, respectively, of his pensionable salary.

       The amounts shown for Mr. Madison do not include (a) aggregate incremental expenses of $119,236 incurred by the Company during fiscal year 1998 in connection with his relocation from Virginia to Texas, or
       (b) aggregate incremental expenses of $216,565 incurred by the Company during fiscal years 1997 and 1996 in connection with his relocation from Georgia to Virginia. See "Certain Relationships and Related Transactions" on page 12.
(/5/) The amounts shown in the Options column for Mr. Honeycutt in fiscal year 1996 include 23,516 shares underlying a stock option granted in lieu of the cash bonus he earned during such fiscal year. This stock option, which was granted approximately one month after fiscal year-end, has an exercise price of $8.86 per share (25% of the market value per share on the date of grant), and becomes exercisable to purchase one-third of the underlying shares on each of the first three anniversaries of the option grant date.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning stock options granted to the Named Executive Officers during the fiscal year ended April 3, 1998. No stock appreciation rights were granted in such fiscal year.



                                                                        POTENTIAL REALIZABLE
                                                                         VALUE AT ASSUMED
                                       INDIVIDUAL GRANTS                  ANNUAL RATES OF
                         ----------------------------------------------     STOCK PRICE
                                       PERCENT OF                         APPRECIATION FOR
                                      TOTAL OPTIONS EXERCISE              OPTION TERM(/2/)
                           OPTIONS     GRANTED TO   OR BASE             --------------------
                         GRANTED(/1/) EMPLOYEES IN   PRICE   EXPIRATION    5%        10%
NAME                         (#)       FISCAL YEAR  ($)/SH.     DATE       ($)       ($)
----                     ------------ ------------- -------- ---------- --------- ----------
Van B. Honeycutt........   200,000        6.10%      33.94     5/5/07   4,268,622 10,817,527
Ronald W. Mackintosh....    40,000        1.22%      33.94     5/5/07     853,724  2,163,505
Thomas R. Madison, Jr...    30,000         .91%      33.94     5/5/07     640,293  1,622,629
Leon J. Level...........    30,000         .91%      33.94     5/5/07     640,293  1,622,629
Milton E. Cooper........    40,000        1.22%      33.94     5/5/07     853,724  2,163,505

---------------------
(/1/) These nonqualified stock options have an exercise price equal to the market value of the underlying shares on the date of grant, and become exercisable to purchase 20% of the underlying shares on each of the first five anniversaries of the date of grant of the option.

(/2/) Amounts shown reflect the potential realizable value of each grant of stock options, assuming that the market price of the underlying shares appreciates in value from the date of grant to the expiration date at an annualized rate of 5% or 10%. These potential values are reported in order to comply with Securities and Exchange Commission requirements, and the Company cannot predict whether these values will be achieved.

FISCAL YEAR END OPTION VALUES

  The following table sets forth information concerning the value of unexercised in-the-money stock options held by the Named Executive Officers on April 3, 1998.

                                                              NUMBER OF         VALUE OF UNEXERCISED IN-
                                                       UNEXERCISED OPTIONS AT     THE-MONEY OPTIONS AT
                           SHARES                          FISCAL YEAR END        FISCAL YEAR END(/1/)
                          ACQUIRED       VALUE        ------------------------- -------------------------
                         ON EXERCISE    REALIZED      EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
NAME                         (#)          ($)             (#)          (#)          ($)          ($)
----                     -----------    --------      ----------- ------------- ----------- -------------
Van B. Honeycutt........    8,400(/2/)  372,750(/2/)    397,978      420,748    16,138,992   11,481,289
Ronald W. Mackintosh....    6,000       272,250         104,000       88,000     4,417,000    2,177,750
Thomas R. Madison, Jr...     none           n/a          68,000      102,000     2,345,125    2,778,000
Leon J. Level...........   20,000       636,750         122,800       64,000     5,323,675    1,632,125
Milton E. Cooper........     none           n/a         200,000       76,000     8,798,000    1,663,750

---------------------
(/1/) The amounts shown reflect the spread between the exercise price and the market value of the underlying shares of CSC Common Stock on April 3, 1998 (based on the $54.8125 closing price of CSC Common Stock on that date reported on the Composite Tape for New York Stock Exchange listed companies).

(/2/)  This option was exercised one day before it expired.

DEFINED BENEFIT PLANS

  Messrs. Honeycutt, Madison, Level and Cooper participate in the Pension Plan and the Supplemental Executive Retirement Plan (the "SERP"). Mr. Mackintosh does not participate in either Plan.

 Pension Plan

  The Pension Plan is a contributory, career average defined benefit plan. Benefits are determined based on the participant's average base salary during all years of participation. There is no deduction for Social Security or other offset amounts, and base salary does not include any bonus, overtime or shift differential compensation. At age 65, Messrs. Honeycutt, Madison, Level and Cooper will have participated in the Pension Plan for 24, 16, 16 and 19 years, respectively, and, assuming no increase in base salary, will have received an average base salary during all years of Pension Plan participation of $624,327, $441,007, $340,708, and $257,234, respectively.

  Pursuant to Internal Revenue Code requirements, the maximum base salary covered by the Pension Plan is limited each year. For calendar year 1998, the maximum base salary is $160,000. The excess benefit that would be payable under the Pension Plan absent these limitations (the "Excess Benefit"), is paid under the SERP to persons who participate in both Plans, as described in the following section.

  Normal retirement under the Pension Plan is age 65 or older, and there is a 6% reduction in benefits for each year by which a participant's age at retirement is less than 65. The table below shows the estimated annual benefit, on a single life annuity basis, payable under the Pension Plan and the Excess Benefit restoration provision of the SERP to a person who retires at age 65 and participates in both Plans.

                                            YEARS OF SERVICE
                          ----------------------------------------------------
AVERAGE ANNUAL BASE
COMPENSATION                 5       10       15       20       25       30
-------------------       ------- -------- -------- -------- -------- --------
$250,000................. $28,125 $ 56,250 $ 84,375 $112,500 $140,625 $168,750
 350,000.................  39,375   78,750  118,125  157,500  196,875  236,250
 450,000.................  50,625  101,250  151,875  202,500  253,125  303,750
 550,000.................  61,875  123,750  185,625  247,500  309,375  371,250
 650,000.................  73,125  146,250  219,375  292,500  365,625  438,750
 750,000.................  84,375  168,750  253,125  337,500  421,875  506,250

 Supplemental Executive Retirement Plan

  The SERP provides retirement benefits to certain designated officers and key executives of the Company who satisfy its minimum service requirements. It provides two types of benefits: (i) as described above, an Excess Benefit restoration, which restores the shortfall of Pension Plan benefits resulting from Internal Revenue Code limits on the base salary used to compute those benefits ($160,000 in calendar year 1998), is provided for SERP participants who also participate in the Pension Plan, and (ii) as described below, an Additional Benefit is provided for all SERP participants.

  The Additional Benefit is payable to the participant for his or her lifetime in an annual amount equal to 50% of the average of the participant's highest three (of the last five) annual base salaries, with a deduction of 100% of the amount of primary Social Security benefits payable at the time of determination. Upon the death of the participant, a spousal benefit of 50% of the participant's benefit is generally payable for the spouse's lifetime.

  Payment of the Additional Benefit commences upon normal retirement at age 62 or older, or, in the sole discretion of the Chief Executive Officer, upon early retirement at age 61 or younger. Except as set forth in the following paragraph, the amount of the Additional Benefit payable will be reduced by 5% for each year by which the participant's age at retirement is less than 62, and by 1/12 for each year by which the participant's period of continuous employment is less than 12 years.

  If there were a change in control of the Company and a participant either
(i) had an involuntary termination of employment, or a voluntary termination of employment for good reason, within three years thereafter or (ii) had any voluntary termination of employment more than one but within three years thereafter, then payment of the Additional Benefit would commence upon such termination of employment and would be calculated as if the participant were age 62 or older and had at least 12 year of continuous employment.

  For the fiscal year ended April 3, 1998, the base salary covered by the SERP for Messrs. Honeycutt, Madison, Level and Cooper was $903,058, $457,954, $387,054 and $381,644, respectively. Assuming no increase in base salary, the estimated annual Additional Benefit, on a single life annuity basis, payable to Messrs. Honeycutt, Madison, Level and Cooper upon retirement at age 62 is $438,041, $215,381, $180,063 and $177,322, respectively.

SEVERANCE PLAN

  Each of the Named Executive Officers also participates in the Severance Plan for Senior Management and Key Employees (the "Severance Plan"), which provides certain benefits to participants in the event of a change in control of the Company.

  If there were a change in control and any of the Named Executive Officers either (i) had a voluntary termination of employment for good reason within two years thereafter or (ii) had an involuntary termination of employment, other than for death, disability or cause, within three years thereafter (collectively, a "Severance Event"), then he would receive a one-time payment and medical benefits during a specified period after termination. Mr. Honeycutt would also be entitled to a one-time payment and medical benefits if he had a voluntary employment termination, with or without cause, during the thirteenth month following a change in control.

  The amount of the one-time payment is equal to a multiple of the participant's then-current annual base salary, plus the average annual incentive bonus paid or determined with respect to the three fiscal years preceding the participant's termination of employment. The multiple is two for Messrs. Mackintosh, Madison Level and Cooper, and three for Mr. Honeycutt. The number of years after termination of employment during which a participant would receive medical benefits is equal to the applicable multiple (two or three).

  In addition, the Severance Plan provides that the Company would reimburse participants for all excise taxes they would be required to pay as a consequence of a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Pursuant to its executive relocation program, the Company purchased Thomas
R. Madison, Jr.'s home for $617,000 (the average of two independent appraisals) in fiscal year 1998. The residence was subsequently sold at that price during fiscal year 1998.

  DST Systems, Inc. provides data processing and consulting services and licenses certain software products to the Company. During fiscal year 1998, the Company incurred aggregate expenses of

$27,270,874 related thereto. DST Systems, Inc. beneficially owns 5.5% of the outstanding CSC Common Stock, and Thomas A McDonnell, President, Chief Executive Officer and Director of DST Systems, Inc., is a Director of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of CSC Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of information furnished to CSC, reports filed through CSC and representations that no other reports were required, during the fiscal year ended April 3, 1998, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with in a timely manner with two exceptions:

    (1) a Form 4 filed on June 10, 1998 by Edward P. Boykin reported that on November 10, 1997, 4,950 (post stock-split) shares of CSC Common Stock that he had owned jointly with his wife were transferred into her name; and

    (2) a Form 4 filed on January 5, 1998 by Thomas Williams reported that on November 21, 1997, he sold 20,000 (post stock-split) shares of CSC Common Stock.

COMPARISON OF CUMULATIVE TOTAL RETURN

  The following graph demonstrates the performance of the cumulative total return on CSC Common Stock during the previous five fiscal years in comparison to the cumulative total return on the Standard & Poor's 500 Stock Index, the Standard & Poor's Computer Software & Services Index (the "S&P CSS Index") and the Goldman Sachs Technology Services Index (the "GS TS Index").

  In previous years, the Company has used the S&P CSS Index as the comparator industry index in its Proxy Statement performance graphs. The market capitalization of this index, however, is heavily weighted in favor of companies which derive a majority of their revenues from software products rather than information technology services. As a result, the Company intends to use the GS TS Index in future Proxy Statement performance graphs. The market capitalization of this index is more evenly weighted across a greater number of companies, all of whom are predominantly in the information technology services business.

                       [PERFORMANCE GRAPH APPEARS HERE]

INDEXED RETURN (1994 = 100)*

                                     RETURN  RETURN  RETURN  RETURN  RETURN
                                      1994    1995    1996    1997    1998   CAGR
                                     ------  ------  ------  ------  ------  -----
CSC Common Stock.................... 37.95%  35.27%  42.53%  -11.72% 77.07%  32.98%
S&P 500 Index.......................  1.47   15.57   32.10    19.82  48.00   22.40
S&P Computer Software & Services.... 12.20   34.89   41.37    40.35  82.78   40.57
Goldman Sachs Technology Services
 Index.............................. 11.22   25.72   42.06    -5.52  45.08   22.18

---------------------
* Assumes $100 invested on April 1, 1993 in CSC Common Stock, the S&P 500 Index, the S&P Computer Software & Services Index, and the Goldman Sachs Technology Services Index. Indexed amounts and return percentages assume a March 31 fiscal year end.

                                    ITEM 2.

                      PROPOSED 1998 STOCK INCENTIVE PLAN

  As of June 19, 1998, an aggregate of 466,668 shares of CSC Common Stock remained available under the Company's seven stock incentive plans for issuance to employees pursuant to grants of stock options, restricted stock, stock appreciation rights or other stock-based incentives. The Board of Directors believes that such number of shares is insufficient to allow the Company to continue to make substantial use of stock-based incentives to attract, retain and motivate qualified employees. In order to increase the aggregate number of shares available for issuance to employees pursuant to stock-based incentives, the Board adopted the 1998 Stock Incentive Plan (the "1998 Plan") on June 15, 1998 and is submitting it to the stockholders for their approval at the Annual Meeting.

  The following description of the 1998 Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached as Appendix A to this Proxy Statement.

GENERAL

  Each employee of the Company or any of its subsidiaries is eligible to be considered for the grant of awards under the 1998 Plan. The maximum number of shares of CSC Common Stock that may be issued pursuant to awards granted under the 1998 Plan is 9,000,000, subject to certain adjustments to prevent dilution.

  The 1998 Plan will be administered by a committee of two or more nonemployee directors appointed by the Board of Directors (the "Committee"). Subject to the provisions of the 1998 Plan, the Committee will have full and final authority to select the employees to whom awards will be granted thereunder, to grant the awards and to determine the terms and conditions of the awards and the number of shares to be issued pursuant thereto.

AWARDS

  The 1998 Plan authorizes the Committee to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of (i) shares of CSC Common Stock, (ii) an option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to CSC Common Stock, or
(iii) any other security or benefit with a value derived from the value of CSC Common Stock. The maximum number of shares of CSC Common Stock with respect to which options or rights may be granted under the 1998 Plan to any employee during any fiscal year is 500,000, subject to certain adjustments to prevent dilution.

  Awards under the 1998 Plan are not restricted to any specified form or structure and may include arrangements such as sales, bonuses and other transfers of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An award may consist of one such arrangement or two or more such arrangements in tandem or in the alternative. An award may provide for the issuance of CSC Common Stock for any lawful consideration, including services rendered.

  An award granted under the 1998 Plan to an employee may include a provision conditioning or accelerating the receipt of benefits, either automatically or in the discretion of the Committee, upon the occurrence of specified events, such as a change of control of the Company, an acquisition of a specified percentage of the voting power of the Company or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Company or other significant corporate transaction. Any stock option granted to an employee may be a tax-benefited incentive stock option or a nonqualified stock option that is not tax-benefited. See "Federal Income Tax Treatment" below. The maximum number of shares of CSC Common Stock that may be issued to employees pursuant to tax-benefited incentive stock options granted under the 1998 Plan is 9,000,000, subject to certain adjustments to prevent dilution.

  An award under the 1998 Plan may permit the recipient to pay all or part of the purchase price of the shares or other property issuable pursuant to the award, and/or to pay all or part of the recipient's tax withholding obligations with respect to such issuance, by delivering previously owned shares of capital stock of the Company or other property, or by reducing the amount of shares or other property otherwise issuable pursuant to the award. If an option granted under the 1998 Plan permitted the recipient to pay for the shares issuable pursuant thereto with previously owned shares, the recipient would be able to "pyramid" his or her previously owned shares, i.e., to exercise the option in successive transactions, starting with a relatively small number of shares and, by a series of exercises using shares acquired from each transaction to pay the purchase price of the shares acquired in the following transaction, to exercise the option for a larger number of shares with no more investment than the original share or shares delivered.

PLAN DURATION

  The 1998 Plan became effective upon its adoption by the Board of Directors on June 15, 1998, but no shares of CSC Common Stock may be issued or sold under the 1998 Plan until it has been approved by the Company's stockholders. No awards may be granted under the 1998 Plan after June 15, 2008. Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of CSC Common Stock may be issued pursuant to any award after June 15, 2018.

AMENDMENTS

  The Board of Directors may amend or terminate the 1998 Plan at any time and in any manner, subject to the following:

    (1) no recipient of any award may, without his or her consent, be deprived thereof or of any of his or her rights thereunder or with respect thereto as a result of such amendment or termination; and

    (2) if any national securities exchange upon which any of the Company's securities are listed requires that any such amendment be approved by the Company's stockholders, then such amendment will not be effective until it has been approved by the Company's stockholders.

EFFECT OF SECTION 16(b) OF THE SECURITIES EXCHANGE ACT OF 1934

  The acquisition and disposition of CSC Common Stock by officers, directors and more than 10% stockholders of the Company ("Insiders") pursuant to awards granted to them under the 1998 Plan may be subject to Section 16(b) of the Securities Exchange Act of 1934. Pursuant to Section 16(b), a purchase of CSC Common Stock by an Insider within six months before or after a sale of CSC Common Stock by the Insider could result in recovery by the Company of all or a portion of any amount by which the sale proceeds exceed the purchase price. Insiders are required to file reports of changes in beneficial ownership under Section 16(a) of the Securities Exchange Act of 1934 upon acquisitions and dispositions of shares. Rule 16b-3 provides an exemption from Section 16(b) liability for certain transactions pursuant to certain employee benefit plans. The 1998 Plan is designed to comply with Rule 16b-3.

FEDERAL INCOME TAX TREATMENT

  The following is a brief description of the federal income tax treatment that will generally apply to awards granted under the 1998 Plan, based on federal income tax laws in effect on the date hereof. The exact federal income tax treatment of awards will depend on the specific nature of the award. An award may be taxable as an option, as restricted or unrestricted stock, as a cash payment, or otherwise.

 Incentive Stock Options

  Pursuant to the 1998 Plan, employees may be granted options that are intended to qualify as incentive stock options under the provisions of Section 422 of the Internal Revenue Code. Except as described in the following two sentences, the optionee generally is not taxed and the Company is not entitled to a deduction on the grant or exercise of an incentive stock option, provided the option is exercised while the optionee is an employee of the Company or within three months following termination of employment (one year if termination is due to permanent disability). The amount by which the fair market value of the shares acquired upon exercise of the option exceeds the exercise price will be included as a positive adjustment in the calculation of the optionee's "alternative minimum taxable income" in the year of exercise. The "alternative minimum tax" imposed on individual taxpayers is generally equal to the amount by which a specified percentage of the individual's alternative minimum taxable income (reduced by certain exemption amounts) exceeds his or her regular income tax liability for the year.

  If the optionee sells shares acquired upon exercise of an incentive stock option at any time within one year after the date of exercise or two years after the date of grant of the option, then:

    (1) the optionee will recognize capital gain in an amount equal to the excess, if any, of the sales price over the fair market value of the shares on the date of exercise;

    (2) the optionee will recognize ordinary income in an amount equal to the excess, if any, of the lesser of the sales price or the fair market value of the shares on the date of exercise over the exercise price of the option;

    (3) the optionee will recognize capital loss equal to the excess, if any, of the exercise price over the sales price; and

    (4) the Company will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the optionee.

  If the optionee sells shares acquired upon exercise of an incentive stock option at any time after the first anniversary of the date of exercise and the second anniversary of the date of grant of the option, then the optionee will recognize capital gain or loss equal to the difference between the sales price and the exercise price of the option, and the Company will not be entitled to any deduction.

 Nonqualified Stock Options

  The grant of an option or other similar right to acquire CSC Common Stock that does not qualify for treatment as an incentive stock option is generally not a taxable event for the optionee. Upon exercise of the option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price, and the Company will be entitled to a deduction equal to such amount. See "Special Rules for Awards Granted to Insiders," however, below. A subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sales price and the sum of the exercise price paid with respect to such shares plus the ordinary income recognized with respect to such shares.

 Restricted Stock

  Awards to employees under the 1998 Plan may include sales, bonuses or other grants of shares that are subject to restrictions or vesting schedules. The recipient will generally not be taxed until the restrictions on such shares expire or are removed, at which time he or she will recognize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares at that time over the purchase price. If the recipient makes an election under Section 83(b) of the Internal Revenue Code (a "Section 83(b) Election") within 30 days after receiving restricted shares, he or she will recognize ordinary income, and the Company will be entitled to a deduction, on the date of receipt of the restricted shares, equal to the excess of the fair market value of the shares on that date over the purchase price.

 Special Rules for Awards Granted to Insiders

  If an Insider exercises an option within six months of the date of grant, or receives an award of restricted shares, the Insider will generally not recognize ordinary income until the date of sale of the shares or, if earlier, six months after the date of grant of the option or award of the restricted shares. If the Insider makes a Section 83(b) Election within 30 days after the date (the "Acquisition Date") of the exercise of the option or the award of the restricted shares, he or she will recognize ordinary income on the Acquisition Date equal to the excess of the fair market value of the shares on that date over the exercise or purchase price. In addition, special rules apply to an Insider who exercises an option having an exercise price greater than the fair market value of the underlying shares on the date of exercise.

 Miscellaneous Tax Issues

  Awards may be granted under the 1998 Plan that do not fall clearly into the categories described above. The federal income tax treatment of these awards will depend upon their specific terms.

  Generally, the Company will be required to make arrangements for withholding applicable taxes with respect to ordinary income recognized by an employee in connection with awards made under the 1998 Plan. Special rules will apply in cases where the recipient of an award pays the exercise or purchase price of the award or applicable withholding tax obligations by delivering previously owned shares or by reducing the number of shares otherwise issuable pursuant to the award. Such delivery of shares will in certain circumstances result in the recognition of income with respect to such shares.

  The terms of the agreements pursuant to which specific awards are made to employees under the 1998 Plan may provide for accelerated vesting or payment of an award in connection with a change in ownership or control of the Company. In that event and depending upon the individual circumstances of the recipient, certain amounts with respect to such awards may constitute "excess parachute payments" under the "golden parachute" provisions of the Internal Revenue Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any "excess parachute payment" and the Company will be denied any deduction with respect to such payment. In certain instances, the

Company may be denied a deduction for compensation attributable to awards granted to certain officers of the Company to the extent such compensation exceeds $1,000,000 in a given year.

BOARD RECOMMENDATION

  The Board of Directors believes that it is in the best interests of the Company and its stockholders to adopt the 1998 Plan in order to enable the Company and its subsidiaries to attract, retain and motivate their employees by providing for or increasing the proprietary interests of such employees in the Company. A majority of the votes cast at the Annual Meeting is necessary for the approval of this proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE 1998 STOCK INCENTIVE PLAN. A majority of the votes cast at the Annual Meeting is necessary for the approval of this proposal.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  It has been the practice of the Company to engage Deloitte & Touche LLP for annual audit services upon approval by either the Audit Committee or the Board of Directors. Deloitte & Touche LLP has acted as the Company's independent public accountant for more than 35 years and will act in that capacity during the current fiscal year. It is anticipated that a representative of Deloitte & Touche LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if desired and will be available to respond to appropriate questions. The engagement of Deloitte & Touche LLP for non-audit services is approved by the Vice President and Chief Financial Officer of the Company.

               DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

  Any stockholder who wishes to submit a proposal for presentation to the Company's 1999 Annual Meeting of Stockholders must submit the proposal to Computer Sciences Corporation, 2100 East Grand Avenue, El Segundo, California 90245, Attention: Secretary, not later than March 4, 1999 for inclusion. If appropriate, in the Company's proxy statement and form of proxy relating to its 1999 Annual Meeting.

                                 OTHER MATTERS

  The Management of the Company knows of no other business to be presented at the meeting. If, however, other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Hayward D. Fisk
Hayward D. Fisk
Vice President, General Counsel and Secretary

July 2, 1998

                                  APPENDIX A

                         COMPUTER SCIENCES CORPORATION
                           1998 STOCK INCENTIVE PLAN

SECTION 1: PURPOSE OF PLAN

  The purpose of this 1998 Stock Incentive Plan ("Plan") of Computer Sciences Corporation, a Nevada corporation (the "Company"), is to enable the Company and its subsidiaries to attract, retain and motivate their employees by providing for or increasing the proprietary interests of such employees in the Company.

SECTION 2: PERSONS ELIGIBLE UNDER PLAN

  Any person, including any director of the Company, who is an employee of the Company or any of its subsidiaries (an "Employee") shall be eligible to be considered for the grant of Awards (as hereinafter defined) hereunder.

SECTION 3: AWARDS

  (a) The Committee (as hereinafter defined), on behalf of the Company, is authorized under this Plan to enter into any type of arrangement with an Employee that is not inconsistent with the provisions of this Plan and that by its terms, involves or might involve the issuance of (i) shares of common stock, par value $1.00 per share, of the Company ("Common Shares"), or (ii) a Derivative Security (as such term is defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such Rule may be amended from time to time) with an exercise or conversion privilege at a price related to the Common Shares or with a value derived from the value of the Common Shares. The entering into of any such arrangement is referred to herein as the "grant" of an "Award."

  (b) Awards are not restricted to any specified form or structure and may include, but are not limited to, sales, bonuses and other transfers of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative.

  (c) Common Shares may be issued pursuant to an Award for any lawful consideration as determined by the Committee, including, without limitation, services rendered by the recipient of such Award.

  (d) Subject to the provisions of this Plan, the Committee, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted hereunder, which terms and conditions may include, among other things:

    (i) any provision necessary for such Award to qualify as an incentive stock option under Section 422 of the Internal Revenue Code (an "Incentive Stock Option");

    (ii) a provision permitting the recipient of such Award (including any recipient who is a director or officer of the Company) to pay the purchase price of the Common Shares or other property issuable pursuant to such Award, and/or to pay such recipient's tax withholding obligation with respect to such issuance, in whole or in part, by delivering previously owned shares of capital stock of the Company (including "pyramiding") or other property, and/or by reducing the amount of Common Shares or other property otherwise issuable pursuant to such Award; or

    (iii) a provision conditioning or accelerating the receipt of benefits pursuant to such Award, either automatically or in the discretion of the Committee, upon the occurrence of specified events, including, without limitation, a change of control of the Company, an acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company or an event of the type described in Section 7 hereof.

  (e) Notwithstanding any other provision of this Plan, the maximum number of Common Shares with respect to which options or rights may be granted under this Plan to any Employee during any fiscal year shall be 500,000, subject to adjustment as provided in Section 7 hereof.

SECTION 4: STOCK SUBJECT TO PLAN

  (a) The aggregate number of Common Shares that may be issued pursuant to all Incentive Stock Options granted under this Plan shall not exceed 9,000,000, subject to adjustment as provided in Section 7 hereof.

  (b) At any time, the aggregate number of Common Shares issued and issuable pursuant to all Awards (including all Incentive Stock Options) granted under this Plan shall not exceed 9,000,000, subject to adjustment as provided in
Section 7 hereof.

  (c) For purposes of Section 4(b) hereof, the aggregate number of Common Shares issued and issuable pursuant to Awards granted under this Plan shall at any time be deemed to be equal to the sum of the following:

    (i) the number of Common Shares which were issued prior to such time pursuant to Awards granted under this Plan, other than Common Shares which were subsequently reacquired by the Company pursuant to the terms and conditions of such Awards and with respect to which the holder thereof received no benefits of ownership such as dividends; plus

    (ii) the number of Common Shares which were otherwise issuable prior to such time pursuant to Awards granted under this Plan but which were withheld by the Company as payment of the purchase price of the Common Shares issued pursuant to such Awards or as payment of the recipient's tax withholding obligation with respect to such issuance; plus

    (iii) the maximum number of Common Shares which are or may be issuable at or after such time pursuant to Awards granted under this Plan.

SECTION 5: DURATION OF PLAN

  No Awards may be granted under this Plan after June 15, 2008. Although Common Shares may be issued after June 15, 2008 pursuant to Awards that were duly granted prior to such date, no Common Shares may be issued under this Plan after June 15, 2018.

SECTION 6: ADMINISTRATION OF PLAN

  (a) This Plan shall be administered by a committee of the Board of Directors (the "Committee") consisting of two or more directors, each of whom is both a Disinterested Person for purposes of Rule 16b-3 promulgated under the Exchange Act and an Outside Director for purposes of Section 162(m) of the Internal Revenue Code, as such Rule and such Section may be amended from time to time).

  (b) Subject to the provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

    (i) adopt, amend and rescind rules and regulations relating to this Plan;

    (ii) determine which persons are Employees, and to which of such Employees, if any, Awards shall be granted hereunder;

    (iii) grant Awards to Employees and determine the terms and conditions thereof, including the number of Common Shares issuable pursuant thereto;

    (iv) determine whether, and the extent to which adjustments are required pursuant to Section 7 hereof; and

    (v) interpret and construe this Plan and the terms and conditions of all Awards granted hereunder.

SECTION 7: ADJUSTMENTS

  If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property and/or a different number or kind of securities, or if cash, property and/or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Committee shall make appropriate and proportionate adjustments in:

  (a) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Incentive Stock Options and other Awards theretofore granted under this Plan;

  (b) the maximum number and type of shares or other securities that may be issued pursuant to Incentive Stock Options and other Awards thereafter granted under this Plan; and

  (c) the maximum number of Common Shares with respect to which options or rights may thereafter be granted under this Plan to any Employee during any fiscal year.

SECTION 8: AMENDMENT AND TERMINATION OF PLAN

  The Board of Directors may amend or terminate this Plan at any time and in any manner, subject to the following:

  (a) no recipient of any Award shall, without his or her consent, be deprived thereof or of any of his or her rights thereunder or with respect thereto as a result of such amendment or termination; and

  (b) if any rule, regulation or procedure of any national securities exchange upon which any securities of the Company are listed, or any listing agreement with any such securities exchange, requires that any such amendment be approved by the stockholders of the Company, then such amendment shall not be effective unless and until it is approved by the affirmative vote of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting of the stockholders of the Company.

SECTION 9: EFFECTIVE DATE OF PLAN

  This Plan shall be effective as of June 15, 1998, the date upon which it was approved by the Board of Directors; provided, however, that no Common Shares may be issued under this Plan until it has been approved by the affirmative votes of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting of the stockholders of the Company.

                ANNUAL MEETING OF STOCKHOLDERS, AUGUST 10, 1998

       The undersigned hereby appoints VAN B. HONEYCUTT, LEON J. LEVEL and HAYWARD D. FISK, and each of them, with full power of substitution and discretion in each of them, as the proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Common Stock of Computer Sciences Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Computer Sciences Corporation to be held at the Sheraton Gateway Hotel, Los Angeles Airport, 6101 West Century Boulevard, Los Angeles, California 90045, at 2:00 p.m. on August 10, 1998, and at any adjournment thereof, upon the election of directors, the approval of the proposed 1998 Stock Incentive Plan and any other matter properly coming before the meeting.

       If more than one of such proxies or substitutes shall be present and vote, a majority thereof shall have the powers hereby granted: and if only one of them shall be present and vote, he shall have the powers hereby granted.

       This card also provides voting instructions for shares, if any, held in the Company's employee benefit plans.

THIS PROXY WILL BE VOTED AS DIRECTED HEREIN, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR APPROVAL OF THE PROPOSED 1998 STOCK INCENTIVE PLAN.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING THEREOF.

NOTE: THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

                                     PROXY

      Please sign on the reverse side of this card and return promptly to
         Midtown Station, P.O. Box 958 New York, New York 10138-0812.
If you do not sign and return a Proxy, or attend the meeting and vote by ballot, your shares cannot be voted.

                          -- FOLD AND DETACH HERE --

                                                                    X

                                                                      WITHHOLD
                                                                    AUTHORITY to
                                                (FOR all nominees   vote for all
                                                except as marked      nominees
            FOR    AGAINST   ABSTAIN             to the contrary)   listed below


1  To approve and adopt the proposed     2. To elect nominees to the CSC
   1998 Stock Incentive Plan.               Board of Directors.

                                         INSTRUCTIONS:
                                         To withhold authority to vote for any
                                         individual nominees, strike out that
                                         nominee's name in the list below.

                                         Nominees:
                                         Irving W. Bailey, II, Van B. Honeycutt,
                                         William R. Hoover, Richard C. Lawton,
                                         Leon J. Level, Thomas A. McDonnell, F.
                                         Warren McFarlan, James R. Mellor and
                                         William P. Rutledge.

                                         3. To transact such other business as
                                            may properly come before the meeting
                                            and any adjournments or
                                            postponements thereof.

                               ------
                                     |   Dated:____________________________ 1998
                                     |   _______________________________________
                                                        Signature

                                         _______________________________________
                                                        Signature

                                         Please date, sign and return this Proxy
                                         promptly whether or not you plan to
                                         attend the meeting. If signing for a
                                         corporation or partnership or an agent,
                                         attorney or fiduciary, indicate the
                                         capacity in which you are signing. If
                                         you do attend the meeting and elect to
                                         vote by ballot, such vote will
                                         supercede this Proxy.

PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR
                                     VOTE

                             FOLD AND DETACH HERE